Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 27, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Medtronic plc’s Annual Report on Form 10‑K for the year ended April 28, 2017.
/s/ PricewaterhouseCoopers LLP

Minneapolis, MN
December 4, 2017